INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
MDWerks Global Holdings, Inc.

We hereby consent to the use in this current report on Form 8-K filed on October     , 2005 of our report dated July 11, 2005, relating to the financial statements of MDWerks Global Holdings,Inc. as of December 31, 2004 and for the period from October 23, 2003 to December 31, 2004 which appear in Form 8-K and our report dated July 11, 2005 relating to the financial statements of Xeni Medical Systems, Inc. as of December 31, 2004 and for each of the two years in the period then ended and for the period September 19, 1999 to December 31, 2004, which appear in Form 8-K filed on or about November 17, 2005.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
November 17, 2005